Exhibit 10.2

The Hain Celestial Group, Inc.

4600 Sleepytime Drive • Boulder, CO 80301 • phone: +1 (516) 587-5000 • www.hain.com
______________________________________________________________________________________________________________

August 18, 2023

Personal & Confidential

Lee Boyce

Dear Lee:

We are pleased to offer employment to you as Executive Vice President, Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”), reporting to the Company’s Chief Executive Officer. As we have discussed, your employment will commence on September 5, 2023 (the “Start Date”).

1.Your annual base salary will be $558,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices.

2.You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of the Company’s Annual Incentive Plan. Your target Annual Incentive Award for fiscal year 2024 shall be equal to 85% of your annual base salary (“Target AIP Award”), prorated based on your Start Date. The amount payable to you under the Annual Incentive Award will be determined by the Compensation Committee in its discretion under the terms of the Annual Incentive Plan, and you must be actively employed by the Company at the time of payment.

3.As a member of the Hain Celestial leadership team, you will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”), subject to your continued employment and Compensation Committee plan design and approval. For fiscal year 2024, you will be eligible to receive an award under the 2024-2026 LTIP worth $1,000,000 subject to the terms and conditions of such program. Your fiscal year 2024 LTIP award will consist of (A) an award of Restricted Share Units (“RSUs”) (50% of the award value) vesting in 1/3 installments over the course of three years, each vesting on anniversary of the grant date and (B) awards of Performance Share Units (“PSUs”) (50% of the award value), with 2/3 of the PSUs tied to relative Total Shareholder Return and 1/3 of the PSUs tied to absolute Total Shareholder Return, under the terms of the LTIP.

4.You also will receive a one-time signing bonus of $196,000 (the “Make-Whole Sign-On Bonus”). The Make-Whole Sign-On Bonus is intended to recognize the bonus you are forfeiting from your former employer upon joining Hain Celestial. The Make-Whole Sign-On Bonus will be paid in one lump sum after you have completed the first 90 days of your employment with the Company. The Make-Whole Sign-On Bonus is subject to applicable tax withholdings and will be made in accordance with the Company’s payroll practices. Should you voluntarily terminate your employment with the Company, or if you are terminated for cause, as determined by the Compensation Committee in good faith, in each case within the first 12 months following your Start Date, you will be responsible for the repayment of a pro-rated amount of the Make-Whole Sign-On Bonus based on the number of days you were employed by the Company during such 12-month period.

5.If Hain Celestial terminates your employment without cause, as determined by the Compensation Committee in good faith, you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your Target AIP Award for the year in which the termination date occurs, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the termination of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company.

6.You will participate in the Company’s “Change in Control Agreement,” in accordance with and subject to the terms and conditions of such agreement. The Change in Control Agreement will generally provide a severance benefit equal to (2) times the sum of your annual base salary and Target AIP Award if your employment is terminated under certain circumstances in connection with a Change in Control (as defined in the agreement).

7.Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Additionally, as soon as practicable but no later than the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

8.You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

9.This offer is contingent upon your completion of a pre-hire screening, which will require that you execute documents required by Hain Celestial for a background investigation concerning your criminal, employment, education, and credit history.

10.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

11.This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will” and is therefore terminable by either Hain Celestial or you without cause, notice or liability except as set forth in paragraphs 5 and 6 above. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

12.This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed.

13.This letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer or Chief Human Resources Officer. The terms of this letter shall be governed by New York law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return the signed letter to me.

Sincerely,

/s/ JoAnn A. Murray

JoAnn A. Murray
Chief People Officer

Accepted:    /s/ Lee Boyce
Lee Boyce

Date:    8-23-23
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